     RACINE, WISCONSIN-August 2, 2005-Twin Disc, Inc. (NASDAQ: TWIN), today announced improved financial results for the fiscal 2005 fourth quarter and full year ended June 30, 2005. Sales in fiscal 2005 were the highest in the Company's 87-year history and net income was the highest since fiscal 1998.

     Net sales for the fourth quarter of fiscal 2005 increased 8.4 percent to $61,923,000 from $57,146,000 for the same period last year as a result of good industry trends, especially from the Company's oil and military customers. The Company's Rolla operation, which was acquired at the end of fiscal 2004, contributed approximately $1,400,000 to sales.

     Profitability in the quarter continued to improve from the implementation of cost reduction programs, a better product mix and selective price increases, which absorbed higher steel, energy and shipping costs. The gross margin in the fiscal 2005 fourth quarter improved to 27.7 percent from 26.6 percent in the same period a year ago. For the fiscal 2005 fourth quarter, net income was $3,141,000, or $1.08 per diluted share, compared with last year's restated net income of $2,867,000, or $1.00 per diluted share. Operating income was reduced by a $2,076,000 charge relating to the restructuring of the Company's Belgium operation. During the fourth quarter of fiscal 2005, the Company undertook certain business restructuring activities which will allow them to utilize previously un-benefited foreign tax credits. These restructuring activities resulted in a $1,700,000 tax benefit during the fourth quarter.

     Net sales for the 2005 full year increased 17.4 percent to $218,472,000 compared with last year's $186,089,000. For the year, the Company's Rolla operation contributed over $6,100,000 to sales. The gross margin for fiscal 2005 increased slightly to 26.3 percent compared with 25.9 percent last year. Net income for 2005 increased 22.5 percent to $6,910,000, or $2.38 per diluted share compared with a restated $5,643,000, or $1.98 per diluted share last year.

     Michael E. Batten, Chairman and Chief Executive Officer, said, "We were very pleased that the sales and earnings expansion that started in the second half of fiscal 2003, continued throughout this year. Sales throughout all of our business segments were strong.

     "We are pleased with these improving results as we build a stronger mix of business, which should better position us to continue to face the cyclical challenges of our business. We are a stronger company today as we have continually focused on enhancing shareholders' value by increasing the returns on our assets and using the talents of our people. The restructuring of our Belgium operation is expected to provide annual future benefits ranging from $500,000 to $1,000,000. Although we continue to be affected by inflated prices for raw materials, especially oil and steel, we have programs in place to help cushion these rising costs.

     "We made significant strides in strengthening our balance sheet throughout 2005 because of strong asset management and these financial improvements. At year end, we had $11,614,000 in cash, which increased almost $2,500,000 since June 30, 2004 despite spending almost $12,000,000 for capital expenditures and contributing nearly $8,000,000 to fund the Company's pension plan. As a result of an on-going reduction program, inventory as a percentage of sales decreased 400 basis points to 22.2 percent. In addition, we have now purchased 38,246 shares of our common stock for $827,000, at an average price of $21.62, since reactivating our stock purchase plan on April 20, 2005."

     Mr. Batten concluded, "Our backlog of orders to be shipped over the next six months, at the end of our fiscal year, which excludes Rolla, was $62,000,000. This backlog was 25.4 percent higher than it was at June 30, 2004 and 102.5 percent higher than at June 30, 2003. Beginning in the first quarter of fiscal 2006, we will include Rolla's backlog in our total figures. In total, we are encouraged by our marketing activities and incoming order rates and are optimistic that our momentum will position us in 2006 to achieve higher sales, net income and earnings per share."

     Christopher J. Eperjesy, Vice President - Finance/Treasurer and Chief Financial Officer, stated, "At June 30, 2005, shareholders' equity increased to $66,899,000, or $23.01 per diluted share - up 13.9 percent, from last year's restated $58,716,000. Our accounts receivable and inventories were flat compared with the same period last year, while our sales grew significantly over 2004. Total debt, at year-end, declined slightly to $21,329,000 from last year's $21,438,000. With our strong cash position and balance sheet, we are positioned to continue our capital investment programs for machinery and systems to further improve our efficiencies, and to make an accretive acquisition when the opportunity occurs."

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     Twin Disc, Inc., designs, manufactures and internationally distributes heavy-duty off-highway power transmission equipment for the construction, industrial, government, marine, agricultural and energy and natural resources markets.

     This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company's most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

                        --Financial Results Follow--
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          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          (In thousands, except per-share data; unaudited)


                             Three Months Ended            Fiscal Year Ended
                                 June 30,                        June 30,
                             2005         2004*           2005          2004*
                             ----         ----            ----          ----
Net sales                   $61,923      $57,146        $218,472      $186,089
Cost of goods sold           44,768       41,921         161,052       137,804
                             ------       ------         -------       -------
   Gross profit              17,155       15,225          57,420        48,285
Marketing, engineering and
   administrative expenses   12,669       10,012          44,666        37,168
Restructuring of operations   2,076            0           2,076             0
                              -----       ------           -----        ------
   Operating income           2,410        5,213          10,678        11,117
Interest expense                319          243           1,134         1,078
Interest income                 (38)        (167)           (140)         (252)
Other (income) expense, net    (231)        (199)            192          (341)
                              ------       ------         ------        -------
Earnings (loss) before income 2,360        5,336           9,492        10,632
   taxes and minority interest
Income taxes                   (814)       2,461           2,485         4,964
                              ------       -----           -----         -----
Earnings before minority      3,174        2,875           7,007         5,668
   interest
Minority interest               (33)          (8)            (97)          (25)
                              ------       ------          ------        ------
   Net earnings              $ 3,141      $ 2,867         $ 6,910       $ 5,643
                             -------      -------         -------       -------
                             -------      -------         -------       -------
Earnings (loss) per share:
   Basic                     $  1.09      $  1.02         $  2.42       $  2.01
   Diluted                   $  1.08      $  1.00         $  2.38       $  1.98

Average shares outstanding:
   Basic                       2,869        2,822           2,861         2,814
   Diluted                     2,908        2,868           2,908         2,843

Dividends per share          $ 0.175      $ 0.175         $  0.70       $  0.70


*As restated

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          CONDENSED CONSOLIDATED  BALANCE SHEETS
        (In thousands, except per-share data; unaudited)

                                                June 30,            June 30,
                                                 2005                2004*
                                                 ----                ----
ASSETS
Current assets:
   Cash and cash equivalents                    $11,614             $ 9,127
   Trade accounts receivable, net                37,751              37,091
   Inventories, net                              48,481              48,777
   Deferred income taxes                          7,064               4,216
   Other                                          3,485               3,111
                                                -------             -------
     Total current assets                       108,395             102,322

Property, plant and equipment, net               40,331              33,222
Goodwill                                         12,854              12,717
Deferred income taxes                            14,600              16,955
Other assets                                      9,115               9,406
                                                -------             -------
                                               $185,295            $174,622
                                               --------            --------
                                               --------            --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                 $3,522              $1,607
   Current maturities on long-term debt           2,849               3,018
   Accounts payable/Bank Overdraft               21,746              17,241
   Accrued liabilities                           30,593              27,262
                                                 ------              ------
     Total current liabilities                   58,710              49,128

Long-term debt                                   14,958              16,813
Accrued retirement benefits                      44,137              49,456
                                                 ------              ------
                                                117,805             115,397

Minority interest                                   591                 509

Shareholders' equity:
Common stock                                     11,653              11,653
Retained earnings                                89,316              84,428
Unearned Compensation                              (203)               (304)
Accumulated other comprehensive loss            (17,567)            (20,301)
                                                --------            --------
                                                 83,199              75,476
   Less treasury stock, at cost                  16,300              16,760
                                                -------             -------
   Total shareholders' equity                    66,899              58,716
                                                -------             -------
                                               $185,295             $174,622
                                               --------             --------
                                               --------             --------
*As restated
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